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Contacts at Foundation Health Systems:       Investors:              David Olson
                                                                  (818) 719-6978
                                                              HTTP://WWW.FHS.COM
                                                               DOLSON@HSINTL.COM
                                             Media:                   Kurt Davis
                                                                  (916) 631-5288
                                                      KURT_D_DAVIS@CCMAIL.FH.COM


                         FOUNDATION HEALTH SYSTEMS, INC.
                           ANNOUNCES CASH TENDER OFFER
                        FOR 7 3/4% SENIOR NOTES DUE 2003


     LOS ANGELES, JUNE 16, 1997 -- Foundation Health Systems, Inc. (NYSE:FHS) today announced the commencement by Foundation Health Corporation, its wholly owned subsidiary (FHC), of a cash tender offer for any and all of the $125 million outstanding principal amount of the 7 3/4% Senior Notes due 2003 of FHC.

     The purchase price to be paid for each tendered Note will be based on a fixed spread of 25 basis points over the yield of the 6 1/4% U.S. Treasury Notes due February 15, 2003 as of 2:00 P.M., New York City time, on June 25, 1997, plus accrued and unpaid interest to the applicable settlement date.

     Consummation of the tender offer is subject to the condition that at least $62,500,000 in aggregate principal amount of Notes are validly tendered and not withdrawn as of 5:00 P.M., New York City time, on June 26, 1997. By 1:00 P.M. on June 27, 1997, FHC will

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publicly announce by press release whether such condition has been satisfied.
If such condition is not satisfied, FHC reserves the right and currently intends to terminate the Offer. The settlement date for Notes tendered by 5:00 P.M., New York City time, on June 26, 1997, will be June 30, 1997. The offer will expire on July 11, 1997.

     As a related matter, but not as a condition of the tender offer, FHC is also soliciting consents to eliminate substantially all of the restrictive covenants and certain default provisions in the Indenture for the Notes. Holders who tender their Notes in the offer will be required to consent to the proposed amendments. However, consummation of the offer is not subject to any requirement that the proposed amendments be adopted.

     For additional information regarding the pricing, tender and delivery procedures and conditions of the offer and consent solicitation, reference is made to the Offer to Purchase and related transmittal documents, copies of which can be obtained from D.F. King, the information agent for the offer.
NationsBanc Capital Markets, Inc. is the dealer manager for the offer and consent solicitation.

     FHS is the nation's fourth-largest publicly traded managed health care company. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability.
The company's HMO, insured PPO and government contracts subsidiaries provide health benefits to nearly five million individuals in 17 states through group, individual, Medicare risk, Medicaid and CHAMPUS programs. FHS subsidiaries also offer managed health care products related to workers' compensation, PPO

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networks, behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.


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